As filed with the Securities and Exchange Commission on August 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

Registration Statement
under the Securities Act of 1933

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-3161078 (I.R.S. Employer Identification No.)

8750 West Bryn Mawr Avenue, Suite 1300 Chicago, Illinois (Address of Principal Executive Offices)	60631 (Zip Code)

First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan

(Full Title of the Plan)

Nicholas J. Chulos

Executive Vice President, General Counsel and Corporate Secretary

Steven C. Babinski

Senior Vice President and Assistant General Counsel

First Midwest Bancorp, Inc.

8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631

(Name and Address of Agent for Service)

(708) 831-7260

(708) 831-7229

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.01 per share	4,691,562 shares(2)(3)	$27.10	$127,141,330	$15,829

(1)         Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sales prices of the common stock of First Midwest Bancorp, Inc. (the “Company”) on the Nasdaq Stock Market on August 28, 2018.

(2)         Reflects the number of shares available for issuance under the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan (the “Plan”), which is comprised of (i) 2,000,000 shares, plus (ii) 1,187,533 shares that remained available for grant under the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended (the “Predecessor Plan”), as of May 16, 2018, that became available for grant under the Plan, plus (iii) up to 1,504,029 shares subject to outstanding awards under the Predecessor Plan as of May 16, 2018, all or a portion of which may become available for grant under the Plan if the shares underlying such outstanding awards are not issued or are cancelled by reason of the failure to earn the shares under the award or the cancellation, forfeiture or expiration of the award.

(3)         Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Plan as the result of any future stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement relates to the registration of shares of common stock, $0.01 par value per share (the “common stock”), of First Midwest Bancorp, Inc. (the “Company”), that may be offered from time to time under the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan (the “Plan”).  The documents containing the information specified in Part I will be sent or given to eligible participants in the Plan as specified by Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”).  Consistent with the instructions of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Copies of such documents are available to participants in the Plan without charge, upon written or oral request to First Midwest Bancorp, Inc., 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631, Attn: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents that the Company has filed with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•      Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018;

•      Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, filed with the Commission on May 7, 2018 and August 7, 2018, respectively;

•      All other reports (excluding any information furnished under Items 2.02 or 7.01 of Form 8-K) filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2017; and

•      The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on March 7, 1983, including any amendment or report filed for the purpose of updating such description, including the form of the Company’s common stock certificate filed as an exhibit to this Registration Statement.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The validity of the common stock has been passed upon for the Company by Nicholas J. Chulos, the Company’s Executive Vice President, General Counsel and Corporate Secretary.  As of the date of this Registration Statement, Mr. Chulos owned less than 0.05% of the outstanding shares of common stock.  He may participate in the Plan and the Company’s other equity-based incentive plans pursuant to the terms of such plans.

Item 6.   Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware.  Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.  Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Article Sixth of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of a fiduciary duty owed to the Company or its stockholders.

Article 6 of the Company’s Amended and Restated By-laws provides that, to the extent permitted by the DGCL, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.  Any indemnification (unless ordered by a court) shall be made by the Company only upon a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth above.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the Company) in a written opinion, or (4) by the stockholders.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.  Each of the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

4.2

Certificate of Amendment to Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2014.

4.3

Certificate of Amendment to Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2017.

4.4

Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2016.

4.5

Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Company, dated as of December 5, 2008, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008.

4.6

Form of Common Stock Certificate, incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (file no. 333-213587) filed with the Securities and Exchange Commission on September 12, 2016.

5.1	Opinion of Nicholas J. Chulos.*

10.1

First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report Form 8-K filed with the Securities and Exchange Commission on May 17, 2018.

15.1	Acknowledgment of Ernst & Young LLP.*

23.1	Consent of Nicholas J. Chulos (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.*

24.1	Power of Attorney (set forth on the signature page hereof).

* Filed herewith.

Item 9.   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on August 30, 2018.

FIRST MIDWEST BANCORP, INC.

By:	/s/ Michael L. Scudder
Michael L. Scudder
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Scudder, Mark G. Sander, Patrick S. Barrett and Nicholas J. Chulos, and each of them acting alone, as his or her attorneys-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including, without limitation, post-effective amendments), and to file the same, with all exhibits thereto and other documents required in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 30, 2018:

Signature	Capacity

/s/ Michael L. Scudder	Chairman of the Board, President and Chief Executive Officer
Michael L. Scudder

/s/ Patrick S. Barrett	Executive Vice President, Chief Financial Officer and Principal
Patrick S. Barrett	Accounting Officer

/s/ Barbara A. Boigegrain	Director
Barbara A. Boigegrain

/s/ Thomas L. Brown	Director
Thomas L. Brown

/s/ Br. James Gaffney, FSC	Director
Br. James Gaffney, FSC

/s/ Phupinder S. Gill	Director
Phupinder S. Gill

/s/ Kathryn J. Hayley	Director
Kathryn J. Hayley

/s/ Peter J. Henseler	Director
Peter J. Henseler

/s/ Frank B. Modruson	Director
Frank B. Modruson

/s/ Ellen A. Rudnick	Director
Ellen A. Rudnick

/s/ Mark G. Sander	Director
Mark G. Sander

/s/ Michael J. Small	Director
Michael J. Small

/s/ Stephen C. Van Arsdell	Director
Stephen C. Van Arsdell

/s/ J. Stephen Vanderwoude	Director
J. Stephen Vanderwoude